FOR IMMEDIATE RELEASE: October 25, 2011

CONTACT:  Michael Brennan, Chairman

Email: mbrennan@micro-imaging.com
Web Site: www.micro-imaging.com
Telephone: (805) 557-0614

Micro Imaging Technology Receives A Substantial
Exclusive Licensing Proposal From EPIC Corporation

San Clemente, CA. October 25, 2011....Micro Imaging Technology, Inc. (OTC: “MMTC”) announced that it has received a substantial exclusive licensing proposal from EPIC Corporation that offers initial payments of $2 million and royalty payments in perpetuity for sales of MIT hardware and software technologies. This follows MMTC’s July 2011 announcement that EPIC had entered into an MMTC Stock Purchase Agreement and that an EPIC principal had invested in MMTC.

Mr. Michael Brennan, MMTC’s Chairman, stated that “our Board of Directors and outside advisors are seriously considering EPIC’s proposal and will respond in the very near future. The prospects could be highly advantageous; providing an additional funding source, allows us to focus on our core market segment of food safety; as EPIC expands our technologies into additional markets, including; diagnostic and clinical processes, water and beverage quality control and environmental and clean room monitoring.”

About: Micro Imaging Technology, Inc.

MIT is a California-based public company that has developed and patented a Microbial Identification System that revolutionizes the pathogenic bacteria diagnostic process and can annually save thousands of lives and tens of millions of dollars in health care costs. The MIT 1000A identifies bacteria in minutes, not days, and at a significant per test cost savings when compared to any other conventional method. It does not rely on chemical or biological agents, conventional processing, fluorescent tags, gas chromatography or DNA analysis.  The process requires only clean water and a sample of the unknown bacteria.  Revenues for all rapid testing methods exceed $5 billion annually – with food safety accounting for over $3.5 billion, which is expected to surpass $4.7 billion by 2015 according to BCC Research. In addition, the recently passed “New” U.S. Food Safety Bill is expected to further accelerate the current annual growth rate of 6.6 percent.

MIT previously completed an extensive evaluation by the AOAC RI Institute which included rigorous independent testing and thorough reviews by its expert examiners, including the U.S. Department of Agriculture and was awarded their prestigious Certificate of Performance Tested Status (Certificate No. 060901). The AOAC RI Report is available from the Company. www.aoac.org

The identification process has also been verified by North American Science Associates, Inc. (NAMSA), an independent and internationally recognized microbiological testing laboratory. The NAMSA Test Report is available from the Company and, in MIT’s opinion, demonstrates the accuracy, speed and cost effectiveness of the System over conventional processes. www.namsa.com

MIT has also demonstrated the ability to detect and identify, within several minutes, the microbes Escherichia coli, Listeria, Salmonella, Staphylococcus aureus, MRSA and other pathogenic bacteria. MIT recently performed over 300 tests for the identification of these contaminants and scored 95% accuracy. The System can currently identify over twenty (20) different species of bacteria and its capabilities are easily expanded.

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This release contains statements that are forward-looking in nature.  Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements.  These statements are made based upon information available to the Company as of the date of this release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to dependence on suppliers; short product life cycles and reductions in unit selling prices; delays in development or shipment of new products; lack of market acceptance of our new products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; our ability to attract and retain qualified employees; inability to expand our operations to support increased growth; and declining economic conditions, including a recession. These and other factors and risks associated with our business are discussed from time to time within our filings with the Securities and Exchange Commission, reference MMTC: www.sec.gov.